EXHIBIT 10.75

MODUSLINK GLOBAL SOLUTIONS, INC.

FISCAL 2009

EXECUTIVE OFFICER

BONUS TARGETS

EXECUTIVE OFFICERS

The executive officers of the Company serve at the discretion of the Board of Directors. From time to time, the Human Resources and Compensation Committee of the Board of Directors reviews and determines the salaries that are paid to the Company’s executive officers. The following table sets forth the target bonus for the Company’s executive officers.

Name	Target Bonus (as % of base salary)
Joseph C. Lawler	125%
Steven G. Crane	70%
Peter L. Gray	60%
Mark J. Kelly	60%
William R. McLennan	80%
David J. Riley	50%
Scott D. Smith	80%